ex99_d33

FORM OF LETTER AGREEMENT

December [13], 2013

WisdomTree Asset Management, Inc.

380 Madison Ave. 21st Floor

New York, NY 10017

To Whom it May Concern:

Please be advised, with respect to the December 5, 2012 Sub-Advisory Agreement (“Agreement”) between WisdomTree Asset Management, Inc., Western Asset Management Company, Western Asset Management Company Limited and Western Asset Management Company Pte. Ltd. all references to Appendix A will be applied to all appendices currently included in or added to the Agreement. In addition, the Agreement will be amended to add Western Asset Management Company Ltd, a Japan Stock Company as an additional Sub-Adviser. By executing below, Western Asset Management Company Ltd. agrees to be bound by the terms and conditions of the Agreement.

Acknowledged and agreed:

WISDOMTREE ASSET MANAGEMENT, INC.		WESTERN ASSET MANAGEMENT COMPANY LIMITED

By:		By:
Name:	Jonathan Steinberg	Name:
Title:	Chief Executive Officer	Title:

WESTERN ASSET MANAGEMENT COMPANY		WESTERN ASSET MANAGEMENT COMPANY PTE. LTD.

By:		By:
Name:		Name:
Title:		Title:

WESTERN ASSET MANAGEMENT COMPANY LTD (JAPAN)

By:
Name:	Naoya Orime
Title:	Representative Director

APPENDIX C

TO THE

DECEMBER 5, 2012

INVESTMENT SUB-ADVISORY AGREEMENT

Updated December 13, 2013

Sub-Advisory Fee

Fund	Annual Sub-Advisory Fee Per Fund	Effective Date	Western Entity Advising Fund

WisdomTree Japan Interest Rate Strategy Fund WisdomTree Japan Interest Rate Portfolio	.	12/13/13	Western Asset Management Company, Western Asset Management Company Limited, Western Asset Management Company Pte. Ltd. Western Asset Management Company Ltd. (Japan)

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